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               7961 SHAFFER PARKWAY
               SUITE 5
[GRAPHIC]      LITTLETON, COLORADO 80127
               TELEPHONE (720) 981-1185
               FAX (720) 981-1186

                                          Trading Symbol: VGZ
                                          Toronto and American Stock Exchanges



___________________________________________________________NEWS ________________


VISTA GOLD CORP. COMPLETES GRANT OF OPTION ON SILVER RESOURCES AT THE MAVERICK SPRINGS PROJECT

DENVER, COLORADO JUNE 17, 2003 - Vista Gold Corp. (TSX & AMEX: VGZ), is pleased to announce that it has completed the formal agreement to grant to Silver Standard Resources Inc. (TSX Venture: SSO; Nasdaq SmallCap: SSRI) an option to acquire Vista's interest in the silver resources hosted in the Maverick Springs project in Nevada. The terms of the agreement are as summarized in Vista's November 7, 2002 press release. Consistent with the terms of the agreement, Silver Standard has paid U.S. $300,000 to Vista and has also reimbursed Vista approximately U.S. $189,000 for costs incurred in its 2002 drilling program. Vista and Silver Standard are planning an additional drilling program, to commence in the third quarter 2003, designed to expand the gold and silver resources at the project. Maverick Springs is a large Carlin-type gold-silver deposit located at the southeast extension of the Carlin trend.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills and Hycroft projects in Nevada, the Long Valley project in California, the Paredones Amarillos project in Mexico, and the Amayapampa project in Bolivia.





















The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at
(720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com